Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Michael J. Zugay
             Sr. Vice President & CFO
             412-787-9590
             mzugay@igate.com

                  IGATE CORPORATION ADDS TWO NEW BOARD MEMBERS

                 BOARD OF DIRECTORS INCREASES FROM FIVE TO SEVEN

PITTSBURGH, PENNSYLVANIA - March 8, 2006 - iGATE Corporation, (Nasdaq:IGTE), a global provider of IT and BPO services, today announced the appointment of two
(2) individuals to the Company's Board of Directors, Mr. Goran Lindahl and Mr. Phaneesh Murthy.

Mr. Lindahl is the former CEO and President of the global technology and engineering group ABB, which is headquartered in Sweden and employs more than 100,000 individuals world-wide. He earned a Masters Degree in electrical engineering from Chalmers University of Technology in Gothenburg, Sweden. Mr. Lindahl also serves on the Boards of Directors of IKEA and Sony Corporation.

Mr. Murthy is the CEO of iGATE Global Solutions, the Company's Indian based offshore subsidiary and the former Head of Global Sales and Marketing for Infosys, an India-based IT company. Mr. Murthy is a MBA graduate of the Indian Institute of Management in Ahmedabad, India and received the equivalent of a BS degree from the Indian Institute of Technology in Chennai, India.

"We are extremely pleased to have these two distinguished individuals as members of our Board of Directors," stated Sunil Wadhwani, Chief Executive Officer and co-founder.

Ashok Trivedi, the Company's President and co-founder, added, "They both bring a tremendous amount of knowledge and experience to our Board and we believe they will make a significant impact in the years to come."

ABOUT IGATE CORPORATION

Pittsburgh, Pennsylvania-based iGATE Corporation (Nasdaq:IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary, iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, systems integration, package evaluation, and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

The Company services more than 300 clients across five continents. Clients rely on iGATE for high quality service, responsiveness, and cost-effective global reach. More information about iGATE is available at http://www.igatecorp.com